Exhibit 99.1

Grace Therapeutics Announces Receipt of Type A Meeting Minutes
from U.S. Food and Drug Administration

FDA Did Not Identify Any Clinical Safety or Efficacy Deficiencies and Did Not Request Additional Clinical Data

Company Advancing a Dual-Source Manufacturing Strategy, Adding a U.S.-Based Site, Toward NDA Resubmission

Princeton, NJ, July 28, 2026 (GLOBE NEWSWIRE)—Grace Therapeutics, Inc. (Nasdaq: GRCE) (Grace Therapeutics or the Company), a late-stage, biopharma company advancing GTx-104, a clinical-stage, novel, injectable formulation of nimodipine being developed for IV infusion to address significant unmet medical needs in aSAH patients, today announced receipt of the U.S. Food and Drug Administration (FDA) meeting minutes from a Type A Meeting held with the FDA to discuss the Complete Response Letter (CRL) issued on April 23, 2026. The minutes constitute the official record of the Type A meeting.

As previously disclosed, the CRL did not identify any clinical safety or efficacy deficiencies and did not request additional clinical data. The items cited by the FDA relate to the current good manufacturing practice (cGMP) compliance status of the Company's contract manufacturing organization — a facility-level matter, and not a GTx-104 product-specific quality finding — together with additional leachables data time points and excipient toxicology risk assessments. The Company intends to address each of the CRL items in its planned resubmission, including completing the required non-clinical studies.

As part of that plan, the Company is pursuing a dual-source manufacturing strategy. Its current contract manufacturer is responsible for remediating the cGMP matters identified at its facility and demonstrating inspection readiness, which would ultimately need to be verified through an FDA reinspection. In parallel, the Company is advancing technology transfer to a second-source contract manufacturer located in the United States. This approach gives GTx-104 more than one route to a compliant registration site and reduces reliance on any single manufacturing source. The Company has not designated a single path to resubmission; a resubmission may be supported by either contract manufacturer, or both.

“Following receipt of the FDA’s minutes, we have a clear view of what is required and are executing against it, including advancing a second manufacturing source in the United States so that we are not dependent on a single path to resubmission,” said Prashant Kohli, Chief Executive Officer of Grace Therapeutics. “We will report progress as key milestones are achieved. If approved, GTx-104 would represent a meaningful innovation in the care for aSAH, and we are committed to improving outcomes for aSAH patients.”

About aneurysmal Subarachnoid Hemorrhage (aSAH)

aSAH is bleeding over the surface of the brain in the subarachnoid space between the brain and the skull, which contains blood vessels that supply the brain. A primary cause of such bleeding is the rupture of an aneurysm in the brain. The result is aSAH, a relatively uncommon type of stroke that accounts for about 5% of all strokes and an estimated 42,500 U.S. hospital treated patients.

About the STRIVE-ON Trial

The STRIVE-ON trial (NCT05995405) was a prospective, randomized open-label trial of GTx-104 compared with nimodipine oral capsules (oral nimodipine) in patients hospitalized with aSAH. 50 patients were administered GTx-104 and 52 patients received oral nimodipine. The primary endpoint was the number of patients with at least one episode of clinically significant hypotension reasonably considered to be caused by the drug, and additional secondary endpoints included safety, clinical, and pharmacoeconomic outcomes. The trial met its primary endpoint, with patients receiving GTx-104 observed to have a 19% reduction in at least one incidence of clinically significant hypotension compared to oral nimodipine (28% versus 35%). Other measures also favored GTx-104 or were comparable between the GTx-104 arm and the oral nimodipine arm, including: 54% patients on GTx-104 had relative dose intensity of 95% or higher compared to only 8% on oral nimodipine, and 29% more patients on GTx-104 than on oral nimodipine had favorable functional outcomes at 90 days. In addition, there were fewer intensive care unit (ICU) readmissions, ICU days, and ventilator days for patients receiving GTx-104 versus oral nimodipine. Adverse events were comparable between the two arms and no new safety issues were identified with patients receiving GTx-104. All deaths in both arms of the trial were due to severity of the patient’s underlying disease. There were eight deaths in the GTx-104 arm compared to four deaths in the oral nimodipine arm. The survival status of one patient in the oral nimodipine arm was unknown. No deaths were determined to be related to GTx-104 or oral nimodipine.

About GTx-104

GTx-104 is a clinical stage, novel, injectable formulation of nimodipine being developed for IV infusion in aSAH patients to address significant unmet medical needs. The unique nanoparticle technology of GTx-104 facilitates aqueous formulation of insoluble nimodipine for a standard peripheral IV infusion. GTx-104 provides a convenient IV delivery of nimodipine in the Intensive Care Unit potentially eliminating the need for nasogastric tube administration in unconscious or dysphagic patients. Intravenous delivery of GTx-104 also has the potential to lower food effects, drug-to-drug interactions, and eliminate potential dosing errors. Further, GTx-104 has the potential to better manage hypotension in aSAH patients. GTx-104 has been administered in over 200 patients and healthy volunteers and was well tolerated with significantly lower inter- and intra-subject pharmacokinetic variability compared to nimodipine oral capsules.

About Grace Therapeutics

Grace Therapeutics, Inc. (Grace Therapeutics or the Company) is a late-stage biopharma company with drug candidates addressing rare and orphan diseases. Grace Therapeutics’ novel drug delivery technologies have the potential to improve the performance of currently marketed drugs by achieving faster onset of action, enhanced efficacy, reduced side effects, and more convenient drug delivery. Grace Therapeutics’ lead clinical asset, GTx-104, is an IV infusion targeting aneurysmal Subarachnoid Hemorrhage (aSAH), a rare and life-threatening medical emergency in which bleeding occurs over the surface of the brain in the subarachnoid space between the brain and skull. GTx-104 has been granted Orphan Drug Designation by the FDA, which provides seven years of marketing exclusivity post-launch in the United States if certain conditions are met at NDA approval, and additional intellectual property protection with 52 granted and pending patents.

For more information, please visit: www.gracetx.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and “forward-looking information” within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Grace Therapeutics to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements containing the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “estimates,” “potential,” “should,” “may,” “will,” “plans,” “continue,” “targeted” or other similar expressions to be uncertain and forward-looking. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The forward-looking statements in this press release, including statements regarding the future prospects of the Company’s GTx-104 drug candidate; the Company’s belief that the issues identified by the FDA in the CRL can be successfully addressed in the Company’s resubmission of the NDA for GTx-104; the Company’s planned approach to addressing the items cited in the CRL following its Type A meeting with the FDA and receipt of the official meeting minutes; the Company’s dual source manufacturing strategy, including remediation at its current contract manufacturer and technology transfer to a second, U.S.-based contract manufacturer; the timing and outcome of any FDA reinspection of the current contract manufacturer; the Company’s plans to complete the required non-clinical studies; and the Company’s plans to report progress against key milestones; GTx-104’s potential to bring enhanced treatment options to patients suffering from aSAH; the ability of GTx-104 to potentially eliminate the need for nasogastric tube administration in unconscious or dysphagic patients; the potential of GTx-104 to lower food effects, drug-to-drug interactions, and to eliminate potential dosing errors; the potential of GTx-104 to better manage hypotension in aSAH patients; and the Company’s intellectual property estate for GTx-104, are based upon Grace Therapeutics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation: (i) the timing and success of any regulatory resubmission of the NDA for GTx-104; (ii) the timing of any FDA reinspection of the Company’s current contract manufacturer, and that facility’s compliance status, which are determined by the FDA and outside the Company’s control, and the FDA’s position that it will not approve the NDA while the facility remains in an unacceptable compliance status; (iii) the ability of a second, U.S.-based contract manufacturer to generate the required stability and analytical data and to complete a product-specific pre-approval inspection; (iv) the need to complete additional non-clinical studies; (v) the requirement that any resubmission comprehensively address all items cited in the CRL and the risk of review delay; (vi) the Company’s potential need for additional capital, which may not be available on acceptable terms; (vii) changes to regulatory pathways; (viii) the Company’s ability to protect its intellectual property for GTx-104; and (ix) legislative, regulatory, political and economic developments. The foregoing list of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors detailed in the “Special Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission (“SEC”) and other documents that have been and will be filed by Grace Therapeutics from time to time with the SEC and Canadian securities regulators. All forward-looking statements contained in this press release speak only as of the date on which they were made. Grace Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable securities laws.

For more information, please contact:

Grace Therapeutics Contact:

Prashant Kohli
Chief Executive Officer
Tel: 609-322-1602
Email: info@gracetx.com
www.gracetx.com

Investor Relations:
LifeSci Advisors
Mike Moyer
Managing Director
Phone: 617-308-4306
Email: mmoyer@lifesciadvisors.com